UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 28, 2005

Hudson Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

1-13412 13-3641539

(Commission File Number) (IRS Employer Identification No.)

275 North Middletown Road Pearl River, New York 10965

(Address of Principal Executive Offices) (Zip Code)

(845) 735-6000

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

A. On December 28, 2005, the Board of Directors of Hudson Technologies, Inc. (the "Registrant" or "Company") approved the acceleration of the issuance, and the immediate vesting of the final installment of stock options to be issued under the Company's 2005 Bonus Plan (as defined in the Company's Form 8-K filed on December 15, 2004) to James R. Buscemi, Brian F. Coleman, Charles F. Harkins, Stephen P. Mandracchia and Kevin J. Zugibe (collectively the "Executive Officers). Under the 2005 Bonus Plan as originally adopted by the Company's Board of Directors, the final installment of stock options were to be issued to the Executive Officers on January 2, 2006 and were to vest in eight equal quarterly installments over a two year period with each installment vesting on the first day of the succeeding quarter. In lieu thereof, as a result of the December 28, 2005 action taken by the Board of Directors, on December 29, 2005 the Registrant issued stock options ("Bonus Options") under the Registrant's 1997 Stock Option Plan to purchase: (i) 18,750 shares of its common stock to Kevin J. Zugibe, its Chief Executive Officer, (ii) 12,500 shares of its common stock to Brian F. Coleman, its President, (iii) 9,375 shares of its common stock to Charles F. Harkins, its Vice President of Sales and Operations, (iv) 6,250 shares of its common stock to Stephen P. Mandracchia, its Secretary and Vice President of Legal and Regulatory, and (v) 6,250 shares to James R. Buscemi, its Chief Financial Officer. All such Bonus Options were issued at an exercise price of $1.76 per share, which was equal to the closing sale price of the Registrant's common stock on the issuance date, and vest immediately and expire on December 29, 2015, subject to earlier termination in certain circumstances.

The purpose of accelerating the issuance, and authorizing the immediate vesting of these Bonus Options is to enable the Company to avoid recognizing stock based compensation expense associated with these Bonus Options in future periods, which such future periods will be reported in accordance with Statement of Financial Accounting Standard No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123(R)"). The Registrant adopted SFAS 123(R) effective January 1, 2006.

B. On December 28, 2005, the Board of Directors of the Registrant approved an increase in the number of Benchmark Options (as defined in the Company's Form 8-K filed on December 15, 2004) to be issued to the Executive Officers, and approved the immediate vesting of the Benchmark Options upon issuance. As a result of this action by the Board of Directors, on December 29, 2005, the Registrant issued stock options ("Benchmark Options") under the Registrant's 2004 Stock Incentive Plan to purchase: (i) 105,000 shares of its common stock to Kevin J. Zugibe, its Chief Executive Officer, (ii) 70,000 shares of its common stock to Brian F. Coleman, its President, (iii) 52,500 shares of its common stock to Charles F. Harkins, its Vice President of Sales and Operations, (iv) 45,000 shares of its common stock to Stephen P. Mandracchia, its Vice President and (v) 35,000 shares to James R. Buscemi, its Chief Financial Officer. All such Options were issued at an exercise price of $1.76 per share, which is equal to the closing sale price of the Registrant's common stock on the issuance date, and vest immediately and expire on December 29, 2015, subject to earlier termination in certain circumstances.

 The purpose of issuing the Benchmark Options so that they vest immediately is to enable the Company to avoid recognizing stock based compensation expense associated with the Benchmark Options in future periods, which such future periods will be reported in accordance with SFAS 123(R). The Registrant adopted SFAS 123(R) effective January 1, 2006.

C. On December 28, 2005, the Board of Directors of the Registrant increased the fiscal year 2005 cash bonus pool available for bonuses to its Executive Officers and to several other key employees, and approved awards of cash bonuses to the Executive Officers, as well as to several other key employees of the Registrant. The amounts of the bonuses to be paid to the Executive Officers are as follows:

James R. Buscemi, the Registrant's Chief Financial Officer, will receive a total cash bonus of $32,000;

Brian F. Coleman, the Registrant's President and Chief Operating Officer, will receive a total cash bonus of $61,000;

Charles F. Harkins, the Registrant's Vice President of Sales, will receive a total cash bonus of $70,000;

Stephen P. Mandracchia, the Registrant's Secretary and Vice President Legal and Regulatory, will receive a total cash bonus of $45,210;

Kevin J. Zugibe, the Registrant's Chief Executive Officer and Chairman, will receive a total cash bonus of $75,500.

The cash bonuses will be paid to the Registrant's Executive Officers during the first quarter of 2006.

D. On December 29, 2005, the Board of Directors of the Registrant resolved to establish a bonus pool at the end of fiscal year 2006 for the payment of cash bonuses to some or all of the Executive Officers, as well as to several other key employees of the Registrant. The amount of the bonus pool to be established has not been determined, but will be based upon the Registrant achieving earnings for the fiscal year 2006 in excess of a pre-determined level for fiscal 2006 (the "Benchmark"), up to a maximum bonus pool of $325,000. In the event the Registrant's 2006 earnings exceed the Benchmark, cash bonuses may be paid out of the bonus pool to some or all of the Executive Officers and/or key employees. The Board of Directors will determine which, if any, of the Executive Officers and key employees are to receive a cash bonus, as well as the amount of the cash bonus to be paid to each such Executive Officer and key employee, which determination will be made, in the discretion of the Board of Directors, based upon the overall 2006 financial results of the Registrant as well as on the personal performance of each Executive Officer and key employee during 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON TECHNOLOGIES, INC.

Date: January 3, 2006

By: /S/ Stephen P. Mandracchia

Name: Stephen P. Mandracchia

Title: Vice President Legal & Regulatory, Secretary